Exhibit 99.1

FORTE BIOSCIENCES, INC. ANNOUNCES RESULTS AND PROVIDES UPDATE

DALLAS, TX – MAY 15, 2025 – Forte Biosciences, Inc. (www.fortebiorx.com) (NASDAQ: FBRX), a clinical-stage biopharmaceutical company focused on autoimmune and autoimmune-related diseases, today announced its first quarter 2025 financial results and provided a clinical update.

“We are looking forward to reading out the topline data from the FB102 celiac disease trial this quarter. FB102 continues to be well-tolerated and there have been no dropouts to date. Additionally, we have now dosed the first patient in the FB102 vitiligo trial. 2025 is shaping up to be a very eventful year which we believe will further validate the potential for FB102.” said Forte Biosciences CEO Paul Wagner, Ph.D.

Q1 2025 Operating Results

Research and development expenses were $12.7 million for the three months ended March 31, 2025, compared to $4.4 million for the same period in 2024. The increase was primarily due to an increase of $8.9 million in manufacturing expenses to support our two clinical trials and clinical expenses for celiac disease and vitiligo indications, partially offset by a decrease of $0.5 million in personnel-related expenses.

General and administrative expenses were $3.4 million for the three months ended March 31, 2025 compared to $3.5 million for the same period in 2024. The decrease was primarily due to decreases in legal and professional expenses of $1.0 million offset by an increase of $0.9 million in personnel related expenses including additional non-cash stock-based compensation of $0.7 million.

Net losses per share were $(1.37) and $(4.03) for the quarters ended March 31, 2025 and 2024, respectively.

Forte ended the first quarter of 2025 with $45.9 million in cash and cash equivalents. There are 6.6 million shares of common stock and 4.8 million prefunded warrants outstanding as of March 31, 2025.

FORTE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and par value data)

	March 31, 2025	December 31, 2024
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$45,856	$22,244
Short-term investments	—	36,121
Prepaid expenses and other current assets	1,302	2,981

Total current assets	47,158	61,346

Property and equipment, net	125	77
Other assets	176	138

Total assets	$47,459	$61,561

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,023	$4,879
Accrued liabilities (including $50 and $0 related party payable as of March 31, 2025 and December 31, 2024, respectively)	4,009	4,202

Total current liabilities	9,032	9,081

Commitments and contingencies (Note 6)
Stockholders’ equity:
Common stock, $0.001 par value: 200,000,000 shares authorized as of March 31, 2025 (unaudited) and December 31, 2024; 6,581,667 and 6,393,323 shares issued and outstanding as of March 31, 2025 (unaudited) and December 31, 2024, respectively	6	6
Additional paid-in capital	208,075	206,461
Accumulated other comprehensive income	—	11
Accumulated deficit	(169,654)	(153,998)

Total stockholders’ equity	38,427	52,480

Total liabilities and stockholders’ equity	$47,459	$61,561

FORTE BIOSCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited)

(in thousands, except share and per share amounts)

	For the Three Months Ended March 31,
	2025	2024
Operating expenses:
Research and development	$12,542	$4,324
Research and development - related party	150	29
General and administrative	3,432	3,451

Total operating expenses	16,124	7,804

Loss from operations	(16,124)	(7,804)
Other income, net	468	384

Net loss	$(15,656)	$(7,420)

Per share information:
Net loss per share - basic and diluted	$(1.37)	$(4.03)
Weighted average shares and pre-funded warrants outstanding, basic and diluted	11,398,971	1,843,306
Comprehensive Loss:
Net loss	$(15,656)	$(7,420)
Unrealized loss on available-for-sale securities, net	(11)	(6)

Comprehensive loss	$(15,667)	$(7,426)

Additional details on Forte’s first quarter 2025 financial results can be found in Forte’s Form 10-Q as filed with the SEC on May 15, 2025. You can also find more information in the investor relations section of Forte’s website at www.fortebiorx.com.

About Forte

Forte Biosciences, Inc. is a clinical-stage biopharmaceutical company that is advancing FB102, which is a proprietary anti-CD122 monoclonal antibody therapeutic candidate with potentially broad autoimmune and autoimmune-related indications.

Forward-Looking Statements

Forte cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negatives of these terms or other similar expressions. These statements are based on the Company’s current beliefs and expectations. Forward-looking statements include statements regarding the Company’s beliefs, goals, intentions and expectations regarding its product candidate, FB102 and the therapeutic and commercial market potential of FB102, expectations for patient enrollment and timing of clinical data readouts. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation: risks related to Forte’s ability to obtain sufficient additional capital to continue to advance Forte’s product candidate, FB102; uncertainties associated with the clinical development and regulatory approval of Forte’s product candidate, FB102, including potential delays in the commencement, enrollment and completion of clinical trials, including the timing of the completion of the Company’s patient-based trials; the risk that results from preclinical and any interim result of our ongoing clinical trials may not be predictive of future results from clinical trials; risks associated with the failure to realize any value from FB102 in light of inherent risks, expense and difficulties involved in successfully bringing product candidates to market; and additional risks, uncertainties, and other information affecting Forte’s business and operating results is contained in Forte’s Quarterly Report on Forms 10-Q filed on May 15, 2025, and in its other filings with the Securities and Exchange Commission. All forward-looking statements in this press release are current only as of the date hereof and, except as required by applicable law, Forte undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

LifeSci Advisors	Forte Biosciences, Inc.
Mike Moyer, Managing Director	Paul Wagner, CEO
mmoyer@lifesciadvisors.com	investors@fortebiorx.com